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                                                                  EXHIBIT (d)(4)


                            NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT is made and entered into this 14th day of March 2003 (the "AGREEMENT"), by and between CEGEDIM S.A., a French corporation ("CEGEDIM"), and IMS Health Incorporated, a Delaware corporation ("IMS").

                                    RECITALS

         WHEREAS, SYNAVANT Inc. plans to sell the assets and liabilities related to its interactive marketing business to CEGEDIM and/or certain of its Affiliates (the "TRANSACTION") pursuant to a purchase agreement (the "PURCHASE AGREEMENT");

         WHEREAS, IMS has requested, and CEGEDIM has agreed to, certain restrictions on its ability to compete with IMS following the date hereof in order to induce IMS to enter into a Consent and Waiver, dated as of the date hereof, between IMS and SYNAVANT Inc., on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

         SECTION 1. Certain Defined Terms. Certain capitalized terms shall be defined as follows:

         "AFFILIATE" shall mean, with respect to each party, any Person directly or indirectly controlled by such party (including, without limitation, its subsidiaries and joint ventures).

         "BUSINESS" shall mean the collection of data and/or the creation, ownership, maintenance or commercialization of databases reporting details of the prescribing, purchasing and/or the dispensing of pharmaceutical products by physicians, by pharmacies or by other health care providers or categories or groupings (however defined) of physicians, pharmacies or other health care providers, regardless in each case of the manner in which such information is collected or disseminated which could be used to develop or commercialize products or services which could be competitive with the Xponent type of service provided by IMS, provided that "Business" shall not include (i) data or databases reporting details of physician prescribing in Europe based on the collection of information derived from physicians' electronic Medical Record Systems (i.e., office-based systems), or (ii) data or databases reporting details of physician prescribing in Europe based on quantitative or qualitative assessments provided by physicians in respect of their own prescribing habits or
(iii) either the business the subject of the Transaction or the business of CEGEDIM both of which as currently commercialised, including the extensions of such current businesses into jurisdictions in which such businesses are not currently commercialised.

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         "PERSON" shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or other entity.

         "TERRITORY" shall mean the entire world.

         SECTION 2. Non-Competition. Effective upon the consummation of the Transaction, CEGEDIM agrees that for a period commencing on the date hereof and ending on August 31, 2005 (the "RESTRICTED PERIOD"), neither CEGEDIM nor its Affiliates will, without the express written approval of IMS, either (i) engage in the Business anywhere in the Territory or (ii) engage in any business whatsoever with any third party which competes with IMS or any of its Affiliates in relation to the assets or liabilities the subject of the Transaction. In the event that CEGEDIM wishes to (i) sell, transfer or lease all or substantially all of the assets which are the subject of the Transaction, (ii) enter into in any merger, consolidation or other business combination in which it may enter with any person and as a result of which it will not be the surviving corporation or (iii) enter into any joint venture, joint marketing, or partnership agreements with any person, in any case prior to the termination of the Restricted Period, CEGEDIM will (i) obtain IMS' prior written consent to the same which consent shall not be unreasonably withheld and (ii) cause such purchaser or surviving corporation, as the case may be, to assume CEGEDIM's obligations under this Section 2 upon the consummation of any such transaction, and, in the case of a joint venture, joint marketing or partnership agreement, CEGEDIM will cause the party to such agreement, and such party will be deemed, to be bound by the provisions of this Section 2.

         SECTION 3. Remedies. CEGEDIM acknowledges and agrees that, by virtue of its relationship with IMS, great loss and irreparable damage may be suffered by IMS and its subsidiaries, including, without limitation, damage to the goodwill and proprietary interests of IMS and its subsidiaries, if CEGEDIM should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 2 hereof. CEGEDIM agrees and consents that IMS shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of CEGEDIM contained herein, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 4. Reasonableness. The parties acknowledge that the time, scope and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by CEGEDIM and are given as an integral and essential part of the transactions contemplated by CEGEDIM. The parties further agree that the restrictions on competition (including, without limitation, the period of time and the geographic area) and the remedies for breach of such restrictions in this Agreement, are fair, reasonable, and necessary for the protection of the interests of IMS.

         SECTION 5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified first-class mail return

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receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      if to IMS, to it at:

                           IMS Health Incorporated
                           200 Nyala Farms
                           Westport, CT 06880
                           Attention: General Counsel
                           Facsimile: (203) 222-4313
                           with copies to:

                           [-]

                  (b)      if to CEGEDIM, to it at:

                           137 Rue d'Aguesseau
                           92103 Boulogne
                           France
                           Attention: [-]
                           Fax: [-]

                           with copies to:

                           [-]

         SECTION 6. Counterparts, Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

         SECTION 7. Entire Agreement. Effective upon the consummation of the Transaction, this Agreement constitutes the entire agreement among all the parties hereto and supersedes all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof. If the Purchase Agreement is terminated prior to the consummation of the Transaction, this Agreement will automatically terminate and have no further force and effect.

         SECTION 8. No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement.

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         SECTION 9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 10. Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented only by a written instrument authorized and executed on behalf of the parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

         SECTION 11. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         SECTION 12. Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         SECTION 13. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of [the State of New York].

         SECTION 14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this

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Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized representative as of the date first above written.

                                           CEGEDIM S.A.



                                           By:  /s/ Pierre Marucchi
                                                _____________________________
                                                Name: Pierre Marucchi
                                                Title: Managing Director


                                           IMS HEALTH INCORPORATED


                                           By:  /s/ Robert H. Steinfeld
                                                _____________________________
                                                Name: Robert H. Steinfeld
                                                Title: Senior VP-General Counsel

                               FIRST AMENDMENT TO
                            NON-COMPETITION AGREEMENT

            This First Amendment to Non-Competition Agreement is made and entered into this 10th day of April 2003 (this "AMENDMENT") between CEGEDIM S.A., a French corporation ("CEGEDIM"), and IMS Health Incorporated, a Delaware corporation ("IMS").

                                    RECITALS

            WHEREAS, CEGEDIM and IMS entered into a Non-Competition Agreement dated March 14, 2003 (the "NON-COMPETITION AGREEMENT");

            WHEREAS, CEGEDIM and IMS desire to amend the Non-Competition Agreement on the terms and conditions set forth in this Amendment.

            NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

            1. The term "Transaction" (as defined in the Non-Competition Agreement) is amended to include the acquisition, directly or indirectly (including by way of merger), by CEGEDIM or one or more of its Affiliates of all or substantially all of the capital stock of SYNAVANT Inc. and the term "Purchase Agreement" (as defined in the Non-Competition Agreement) shall refer to an agreement for the foregoing Transaction including the Purchase Agreement, dated as of March 16, 2003 and any agreement evidencing the Transaction that supercedes the purchase agreement dated March 16, 2003.

            2. Except as amended and modified by this Amendment, the Non-competition Agreement will remain in full force and effect.



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                                                                               2


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date first above written.

                                           CEGEDIM S.A.


                                           By:    /s/ Pierre Marucchi
                                                  ________________________
                                                  Name:
                                                  Title:

                                           IMS HEALTH INCORPORATED


                                           By:    /s/ Robert H. Steinfeld
                                                  ________________________
                                                  Name:
                                                  Title: